Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2018 Profit

Second Quarter Highlights:

•                  Net income of $76 million, or $1.43 per diluted share, up from $50 million or $0.95 per diluted share in Q2 2017

•                  Pre-tax income of $98 million, up 21% from $81 million in Q2 2017

•                  New agreement to operate 20 new CRJ900s for Delta Air Lines under a nine-year term, replacing 20 CRJ700s expiring from contract

•                  New agreement to place 20 used CRJ700s with American Airlines under a four-year term

•                  Three-year extension on 19 CRJ700s scheduled to expire in 2019/2020 with United Airlines

•                  New agreement to place 20 internally-sourced CRJ200s under a three-year contract with United

ST. GEORGE, UTAH, July 26, 2018 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2018, including net income of $76 million, or $1.43 per diluted share, compared to net income of $50 million, or $0.95 per diluted share for Q2 2017.  Q2 2018 pre-tax income of $98 million increased 21% from Q2 2017 and was primarily due to SkyWest’s ongoing fleet transition. Since Q2 2017, SkyWest added 23 new E175 aircraft and removed 34 CRJ700/CRJ900 aircraft and 32 CRJ200/ERJ145 aircraft.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “We are focused on remaining disciplined in our execution of fleet solutions that meet the needs of our customers.  The agreements and extensions announced this quarter are expected to continue to improve our fleet mix in alignment with our overall fleet transition strategy. I appreciate the dedicated service our professionals consistently provide to our customers.”

Flying Agreement Announcements

Delta:

SkyWest Airlines, Inc. (“SkyWest Airlines”) reached an agreement with Delta Air Lines (“Delta”) to operate 20 new Bombardier CRJ900 aircraft under a nine-year flying contract.  The aircraft will be acquired by Delta under a previously announced agreement with Bombardier and operated by SkyWest Airlines.  SkyWest Airlines anticipates placing the 20 CRJ900s into service beginning late 2018 through 2020. These aircraft will have the ATMOSPHÈRE cabin with a 70-seat, dual-class configuration and will replace 20 CRJ700s scheduled to expire under SkyWest’s flying contracts with Delta.

American:

SkyWest Airlines reached an agreement with American Airlines (“American”) to place 20 used CRJ700s under a four-year contract.  The 20 CRJ700s are expected to be sourced from within SkyWest’s fleet.  The first aircraft in this agreement was placed into service in June 2018 and all 20 aircraft are scheduled to be in service by early 2019.

United:

SkyWest Airlines reached an agreement with United Airlines (“United”) to extend their existing flying contract on 19 CRJ700s operated by SkyWest Airlines.  These aircraft previously had contract expirations scheduled for mid-2019/2020 and were extended for three years.

Separately, ExpressJet Airlines, Inc. (“ExpressJet”) reached an agreement with United to a three-year contract for 20 used CRJ200s.  The 20 CRJ200s are expected to be sourced from within SkyWest’s fleet through contract expirations with other partners scheduled for the second half of 2018.  The 20 CRJ200s are expected to be placed into service with United between the latter part of 2018 and early 2019.

Financial Highlights

Revenue was $806 million in Q2 2018, up from $792 million in Q2 2017. The increase in revenue included the net impact of adding 23 new E175 aircraft and other economic improvements within SkyWest’s fleet mix since Q2 2017, partially offset by the removal of unprofitable or less-profitable aircraft over the same period.

Operating expenses were $679 million in Q2 2018, down from $685 million in Q2 2017.  The decrease in operating expenses was primarily due to the reduction in direct operating costs with the net removal of 43 aircraft from service.

The effective tax rate for Q2 2018 was 23% compared to 38% in Q2 2017.  The lower tax rate in Q2 2018 was primarily due to the reduced federal rate under the new tax law enacted in Q4 2017.

Operational Update

SkyWest Airlines took delivery of 14 new E175/E175 SC aircraft during Q2 2018.  The following summarizes the anticipated delivery dates for three E175 aircraft to be placed under contract with Alaska Airlines and 17 E175 SC aircraft to be placed under contract with Delta for the second half of 2018:

	In-service	Scheduled E175/E175 SC aircraft deliveries		Anticipated in-service
	June 30, 2018	Q3 2018	Q4 2018	Dec 31, 2018
Total E175/E175 SCs:	126	15	5	146

ExpressJet continued the previously-announced wind down of its flying agreement with Delta during the quarter.  At the end of Q2 2018, ExpressJet had 22 CRJ700s remaining in service under the Delta agreement.  ExpressJet continues to engage in discussions around the CRJ700s scheduled to come out of service with Delta later this year and remains positive with alternative opportunities to utilize these CRJ700 aircraft.

ExpressJet anticipates its flying contract with American for 12 CRJ700s scheduled to terminate in early 2019 will not be extended.  These aircraft are expected to be returned to the lessors following removal of service with American.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q2 2018 and Q2 2017 were:

	SkyWest Airlines		ExpressJet
	Q2 2018	Q2 2017	Q2 2018	Q2 2017
Adjusted Completion *	99.9%	99.9%	99.9%	99.9%
Raw Completion	98.9%	98.9%	98.8%	97.6%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Capital and Liquidity

SkyWest had $649 million in cash and marketable securities at June 30, 2018, slightly up from March 31, 2018. During the second quarter of 2018, SkyWest:

•                  Used $50 million toward the purchase of 14 E175 aircraft

•                  Used $35 million for other capital investments, including spare engines and aircraft parts

Total debt at June 30, 2018 was $3.0 billion, up $193 million from March 31, 2018, which included debt issued for 14 E175 aircraft acquired during the quarter, partially offset by scheduled principal payments.

About SkyWest

Based in St. George, Utah, SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company with more than 17,000 employees. SkyWest’s airline companies provide commercial air service in cities throughout North America with nearly 3,000 daily flights carrying approximately 50 million passengers annually. SkyWest’s airline companies operate through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines.

SkyWest will host its conference call to discuss second quarter 2018 results today, July 26, 2018, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/26425.  This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2018 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the wind-down of ExpressJet’s flying agreement with Delta, and the related removal from service and/or placement into service of certain aircraft, the scheduled aircraft deliveries for SkyWest Airlines for 2018, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
OPERATING REVENUES
Flying agreements	$793,637	$781,724	$1,561,602	$1,516,253
Airport customer service and other	11,878	9,788	27,313	22,425
Total operating revenues	$805,515	$791,512	$1,588,915	$1,538,678

OPERATING EXPENSES
Salaries, wages and benefits	$293,677	$294,795	$600,396	$592,462
Aircraft maintenance, materials and repairs	139,774	152,356	281,380	284,681
Depreciation and amortization	82,714	71,206	160,298	141,320
Aircraft rentals	37,508	55,413	82,188	113,123
Aircraft fuel	30,011	20,071	56,950	38,504
Airport-related expenses	25,890	28,949	55,197	60,897
Other operating expenses	69,263	62,126	137,653	124,801
Total operating expenses	$678,837	$684,916	$1,374,062	$1,355,788
OPERATING INCOME	$126,678	$106,596	$214,853	$182,890
OTHER INCOME (EXPENSE)
Interest income	$1,705	$1,330	$3,409	$1,990
Interest expense	(28,811)	(27,063)	(55,045)	(51,612)
Other income (loss), net	(1,245)	—	2,313	—
Total other expense, net	$(28,351)	$(25,733)	$(49,323)	$(49,622)

INCOME BEFORE INCOME TAXES	$98,327	$80,863	$165,530	$133,268
PROVISION FOR INCOME TAXES	22,468	30,386	35,310	48,005
NET INCOME	$75,859	$50,477	$130,220	$85,263

BASIC EARNINGS PER SHARE	$1.46	$0.98	$2.51	$1.65
DILUTED EARNINGS PER SHARE	$1.43	$0.95	$2.46	$1.61

Weighted average common shares
Basic	52,046	51,751	51,983	51,785
Diluted	52,913	52,977	52,973	53,090

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
Cash and marketable securities	$649,090	$685,295
Other current assets	326,135	309,838
Total current assets	$975,225	$995,133
Property and equipment, net	4,610,204	4,134,003
Deposit on aircraft	49,000	49,000
Other long-term assets	278,664	296,264
Total assets	$5,913,093	$5,474,400

Current portion, long-term debt	$353,743	$309,678
Other current liabilities	524,852	511,147
Total current liabilities	$878,595	$820,825

Long-term debt, net of current maturities	2,615,637	2,377,346
Other long-term liabilities	558,209	521,907
Stockholders’ equity	1,860,652	1,754,322
Total liabilities and stockholders’ equity	$5,913,093	$5,474,400

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change
Block hours	439,174	467,100	(6.0)%		875,541	919,783	(4.8)%
Departures	255,561	280,326	(8.8)%		503,688	544,188	(7.4)%

Passengers carried	12,339,631	13,364,974	(7.7)%		23,659,861	25,385,351	(6.8)%
Passenger load factor	81.9%	81.8%	0.1	pts	79.7%	80.3%	(0.6	)pts

Average passenger trip length	522	511	2.2%		523	515	1.6%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by three aircraft during Q2 2018, as follows:

Aircraft in scheduled service at March 31, 2018:		580
Additions:
New E175/E175 SC aircraft:		14
Removals, net:
CRJ900 aircraft:	(6)
CRJ700 aircraft:	(4)
CRJ200 aircraft:	(1)
Total net removals:		(11)
Aircraft in scheduled service at June 30, 2018:		583

SkyWest’s total fleet in service decreased by 43 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at June 30, 2017:		626
Additions:
New E175/E175 SC aircraft:		23
Removals, net:
CRJ900 aircraft:	(28)
CRJ700 aircraft:	(6)
ERJ145/135 aircraft:	(24)
CRJ200 aircraft:	(8)
Total net removals:		(66)
Aircraft in scheduled service at June 30, 2018:		583

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended June 30			Six months ended June 30
	2018	2017	Variance %	2018	2017	Variance %
By Aircraft Type:
E175s	109,383	90,051	21.5%	208,975	169,979	22.9%
CRJ700/900s	122,930	145,565	(15.5)%	251,745	282,426	(10.9)%
Dual-class aircraft	232,313	235,616	(1.4)%	460,720	452,405	1.8%

CRJ200s	139,768	137,477	1.7%	274,777	270,751	1.5%
ERJ145/135s	67,093	94,007	(28.6)%	140,044	196,627	(28.8)%
50-seat aircraft	206,861	231,484	(10.6)%	414,821	467,378	(11.2)%
Total Block Hours	439,174	467,100	(6.0)%	875,541	919,783	(4.8)%

	Three months ended June 30			Six months ended June 30
	2018	2017	Variance %	2018	2017	Variance %
By Airline:
SkyWest Airlines	344,284	303,921	13.3%	673,228	581,756	15.7%
ExpressJet	94,890	163,179	(41.8)%	202,313	338,027	(40.1)%
Total Block Hours	439,174	467,100	(6.0)%	875,541	919,783	(4.8)%

Quarterly Fleet and Block Hour Production Forecast for 2018

	As of 12/31/2017	As of 3/31/2018	As of 6/30/2018	As of 9/30/2018	As of 12/31/2018
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
Fleet (1):
E175/175SCs	107	112	126	141	146
CRJ700/900s	181	169	159	150	142
CRJ200s	195	199	198	197	197
ERJ145s/135s	112	100	100	100	100
Totals	595	580	583	588	585

	Q4-2017	Q1-2018	Q2-2018	Q3-2018	Q4-2018	Total 2018
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
Production (2):
Block Hours	450,095	436,367	439,174	445,000	432,000	1,752,000

(1)  Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2)  Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. SkyWest has discontinued providing ASM forecasts, as ASMs are not a meaningful metric in SkyWest’s capacity purchase agreements.